News Release: IMMEDIATE RELEASE
For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935
Conference call, 12:00 EST, 1:00 EDT October 22, 2003	888.545.0687
Replay (passcode: 7887934)	877.213.9653

IRWIN FINANCIAL CORPORATION ANNOUNCES
RECORD THIRD QUARTER EARNINGS

  Earnings Per Share of $1.03
  Record Mortgage Banking and Commercial Banking Net Income
  Improved Results in Credit-Retained Lines of Business

(Columbus, IN, October 22, 2003) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business lending, and home equity lending, today announced net income for the third quarter of 2003 of $31.1 million or $1.03 per diluted share. This compares with net income of $8.2 million or $0.29 per diluted share during the same period in 2002.

"We are obviously very pleased with results during the third quarter," said Will Miller, Chairman and CEO of Irwin Financial. "We benefited in the quarter from the unusual combination of strong first mortgage originations and an increase in the value of our mortgage servicing rights. Since these two factors normally move in opposite directions, the level of mortgage banking profits achieved in the third quarter may not be repeated anytime soon, but it did serve to increase our capital base meaningfully, which will support future growth. We are also pleased with the continued credit-worthy, profitable growth we had in commercial banking, reflected in its 71% year-over-year increase in net income, and the fundamental improvements we have made in our other credit-retained portfolios. Given current market conditions, we remain comfortable with our earnings forecast for 2003 of at least $2.25 per share."

"As we look forward to 2004, consensus forecasts of interest rates and total first mortgage volume suggest there will be a significant decline in the profitability of mortgage origination. In our balanced revenue model, we would expect increases in the value of mortgage servicing rights that come with rising rates and the more predictable revenues from our credit-retained portfolios associated with a strengthening economy to help offset the expected fall in mortgage originations and margins, given the conditions predicted in the consensus forecasts. In addition, we believe our expansion into correspondent lending at Irwin Mortgage this year positions us to increase market share in a production downturn. How much each factor will weigh in the balance will depend on the specific direction of interest rates, the shape of the yield curve, and other elements that are difficult to predict. Nonetheless, we think the composition of earnings in 2004 will be more predictable and more reflective of the long-term trends that were in place prior to 2003 than the refinance boom influenced results of this year."

Consolidated Results

Financial highlights included:

$ in millions, except EPS	3Q 2003	3Q 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Interest Income After Provision for Losses	$61	$42	45%	$174	$114	53%
Non-Interest Income	105	49	114	249	148	69
Total Consolidated Net Revenues	166	91	82	423	262	62
Non-Interest Expense	115	78	47	332	220	51
Net Income	31.1	8.2	280	56.1	26.1	115
Earning per Share (diluted)	1.03	0.29	255	1.89	0.96	97

Loans and Leases	3,139	2,786	13
Mortgage Loans Held for Sale	1,020	773	32
Shareholders' Equity	414	335	24
Total Risk-Based Capital Ratio	14.8%	13.5%

Return on Average Equity	30.4%	9.9%		19.6%	11.2%

As noted in the table above, net revenues increased $75 million year-over-year or 82 percent to $166 million, principally reflecting strength in mortgage banking originations. Non-interest expense rose $37 million or 47 percent year-over-year, principally reflecting commission and other compensation related expenses arising from the increase in mortgage loan production.

Our loan and lease portfolio totaled $3.1 billion as of September 30, 2003, up $0.1 billion or 3 percent from the end of the second quarter and 13 percent from a year earlier, reflecting growth in our commercial portfolios.

Reflecting the rapid increase in interest rates in June and July and slowing of mortgage refinancing activity, our mortgage loans held for sale totaled $1.0 billion at quarter end, down from $1.7 billion at June 30.

Deposits totaled $3.0 billion at September 30, a $0.3 billion decrease since June 30. Decreases in non-interest bearing deposits, principally mortgage escrow deposits, accounted for the bulk of the decrease. Average core deposits rose at an annualized rate of 16 percent during the third quarter.

We had $414 million or $14.81 per share in common shareholders' equity as of September 30, 2003, a year-over-year per share increase of 23 percent. Our Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 9.3 percent and 14.8 percent, respectively, as of September 30, 2003, compared to 9.3 percent and 13.8 percent, respectively, at the end of the second quarter 2003. The figures for the current period include a risk weighting of 200 percent for approximately $235 million of home equity loan assets that have both combined loan-to-value ratios of more than 100% and FICO scores of less than 661.

Our consolidated loan and lease loss provision totaled $15 million, a $1 million or 8 percent increase compared with the second quarter of 2003, principally reflecting increases in reserves for our on-balance sheet home equity loan portfolio.

Nonperforming assets (including other real estate owned of $6 million) were $44 million or 0.86 percent of total assets as of September 30, 2003, up from $40 million or 0.73 percent of total assets at the end of the second quarter. Our on-balance sheet allowance for loan and lease losses totaled $64 million as of September 30, 2003, compared with $58 million at June 30. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases totaled 172 percent compared to 165 percent at June 30.

Net charge-offs totaled $9 million, down $1 million from the second quarter. The ratio of charge-offs to average loans and leases, and the allowance for loans and lease losses to total loans and leases for our principal credit-related portfolios are shown below:

	Commercial Banking	Home Equity Lending On-Balance Sheet	Home Equity Lending Off-Balance Sheet[1]	Commercial Finance
30-Day and Greater Delinquencies[2]
September 30, 2003	0.72%	3.29%	9.55%	1.10%
June 30, 2003	0.33	2.70	8.66	0.91
March 31, 2003	0.66	2.66	8.05	0.98
September 30, 2002	0.39	2.53	6.46	1.06

Annualized Charge-offs
3Q03	0.20%	2.45%	6.27%	1.97%
2Q03	0.25	2.58	6.14	2.72
1Q03	0.21	1.74	4.95	2.06
3Q02	0.33	1.30	3.92	2.48

Allowance to Loans and Leases[1]
September 30, 2003	1.12%	4.17%	11.16%	2.51%
June 30, 2003	1.13	3.45	11.94	2.59
March 31, 2003	1.15	3.14	8.16	2.33
September 30, 2002	1.06	3.11	8.80	2.22

____________________________

1Off-balance sheet loans underlie our residual assets. These loans have been treated as sold under SFAS 140 and have a reserve methodology that reflects life-of-account loss expectations, whereas our policy for on-balance sheet loans requires that we hold loss reserve coverage sufficient for potential losses inherent in the portfolio at the balance sheet date. The figures for reserves in the column labeled "Home Equity Lending Off Balance Sheet," therefore, are not balance sheet accounts of "allowance for loan and lease losses", but instead represent the percentage of undiscounted losses assumed in our residual valuation relative to the underlying loan balances supporting the residual assets.
2Delinquency figures for the commercial banking line of business are shown for the commercial banking portfolio, rather than the entire line of business loan portfolio that includes a small consumer portfolio.

Line of Business Results

Mortgage Banking

Net income at our mortgage banking line of business totaled $25 million in the third quarter of 2003, a new quarterly record. Net income increased $17 million or 211 percent compared with the year earlier period and was a $2 million increase compared with the second quarter of 2003. The increases were largely attributable to strong loan closings and shipments early in the quarter and reversal of mortgage servicing right impairment reflecting the increase in mortgage interest rates since June 30.

Mortgage loan originations totaled $7 billion during the third quarter, a year-over-year increase of $4 billion or 134 percent, reflecting an increase in refinances and the opening in late 2002 of our correspondent lending channel which accounted for 34 percent of production during the third quarter of 2003. Refinanced loans accounted for 73 percent of third quarter 2003 production, compared with 62 percent in the year earlier period and 75 percent during the second quarter. Reflecting rising interest rates, originations thus far in October are significantly lower at an approximate $13 billion annualized run-rate and refinances are accounting for approximately half of total production.

Our first mortgage servicing portfolio totaled $28 billion as of September 30, 2003, a year-over-year increase of 87 percent, reflecting strong production and limited servicing sales. We have been building the servicing portfolio in anticipation of rising interest rates and lower mortgage loan production. We expect that increases in value of the servicing portfolio in a rising rate environment will help offset lower loan origination revenues and, as noted below, we did recognize some of this potential value increase as rates rose during the third quarter. The balance sheet carrying value of our first mortgage servicing rights totaled $295 million as of September 30, 2003, or 1.04 percent of the underlying loan balance, compared to our weighted average servicing fee of 0.33 percent. Our first mortgage servicing asset impairment valuation allowance totaled $158 million at September 30, 2003.

During the quarter, we recorded impairment recovery (i.e., reversed previously recognized impairment) in the value of our first mortgage servicing asset, net of derivative gains and losses, of $14 million, compared with a net impairment of $6 million a year earlier and net impairment of $12 million during the second quarter. Gross impairment recovery in the current period was $42 million and net derivative losses totaled $28 million. The FNMA mortgage coupon increased 120 basis points from the beginning of the quarter to its peak in August and ended the quarter up only 36 basis points from June 30. We believe our overall risk management strategy is effective in providing a natural hedge to our production operation. Our risk management strategy is designed to protect book value over short periods of time and therefore this type of rate volatility can cause additional derivative costs.

Commercial Banking

Our commercial banking line of business earned $6 million in the third quarter of 2003, a quarterly record, an increase of $2 million or 71 percent compared with a year earlier and a $0.1 million increase over the second quarter of 2003. The increase in net income principally reflects year-over-year growth of $2 million in net interest income and $3 million in other revenues, largely from mortgage originations within our commercial banking line of business.

The commercial banking loan portfolio of $2.0 billion at September 30 increased $0.2 billion, or 10 percent year-over-year, and at a 15 percent annualized rate over the second quarter of 2003. The net interest margin in the third quarter was 3.82 percent, compared with 3.98 percent during the third quarter of 2002 and 3.87 percent during the second quarter of 2003. As noted earlier, average core deposits of $1.7 billion during the third quarter were up 16 percent on an annualized basis compared with the prior quarter.

Included in second quarter net income was $1.5 million in provision for loan and lease losses, a year-over-year decrease of $1.1 million, reflecting an improved outlook for our commercial loan portfolio. Net charge-offs totaled $1 million during the third quarter of 2003 or 0.20 percent of average loans on an annualized basis, compared with an annualized rate of 0.25 percent during the second quarter of 2003. Nonperforming assets of $20 million increased $0.5 million during the quarter and thirty-day and greater delinquencies in our commercial portfolio totaled 0.72 percent at September 30, up from 0.33 percent at the end of June. Our allowance for loan and lease losses totaled $22 million, or 1.12 percent of outstanding loans and leases.

Home Equity Lending

Our home equity lending business earned $2.6 million during the third quarter of 2003, compared to income of $0.4 million in the third quarter of 2002 and to a loss of $14.4 million in the second quarter of 2003. The improvement was principally the result of reductions in credit related impairment to the carrying value of residual assets. The actual credit performance of our residuals in the third quarter was modestly better than the assumptions we used in our valuations as of June 30, 2003.

Loan origination volumes for the third quarter totaled $268 million, an 8 percent year-over-year decrease compared with originations of $291 million a year earlier and $299 million in the second quarter. We sold $218 million of whole loans during the quarter for a net gain on sale of $8 million, compared with sales of $242 million and net gains of $8 million during the second quarter of 2003. Our managed home equity portfolio totaled $1.5 billion at quarter-end, compared with $2.0 billion a year earlier and $1.7 billion at June 30, 2003, principally reflecting the run-off of our off-balance sheet portfolio. Our on-balance sheet loans and loans held for sale totaled $823 million, a 3 percent decrease from the end of the second quarter.

Our capitalized residual assets totaled $78 million as of September 30, 2003, compared with $93 million at the end of June and $168 million a year earlier. Annualized net charge-offs in the residual portfolio during the third quarter were 6.27 percent, compared with 6.38 percent assumed in our June 30, 2003, residual valuation. Thirty-day and greater delinquencies for loans in the residual portfolio totaled 9.55 percent, compared with 8.66 percent as of June 30, 2003.

Net charge-offs for our on-balance sheet home equity portfolio totaled 2.45 percent on an annualized basis, down from 2.58 percent during the second quarter. Our allowance for loan and line of credit losses totaled $30 million, or 4.17 percent of outstanding loans and lines at September 30, 2003. The thirty-day and greater delinquency ratio for the on-balance sheet portfolio increased on a sequential quarter basis to 3.29 percent, compared with 2.70 percent as of June 30, 2003. We believe the sequential quarter increase reflects seasonal factors.

Commercial Finance

Our commercial finance line of business broke even during the third quarter, compared to a loss of $0.7 million during the same period in 2002. Portfolio growth and improvements in credit quality accounted for the bulk of the year-over-year change.

Credit performance for our franchise portfolio and the majority of our small-ticket portfolio continues to meet our expectations, although during the quarter we recorded additional credit provision for the deterioration of a domestic loan to a re-marketer of small-ticket diagnostic equipment. A secured-creditors' meeting for this loan will be concluding on credit restructuring details later in the fourth quarter and our third quarter provision reflects our best estimate of the outcome of those negotiations. All scheduled payments for this credit have been current to-date.

Our tax provision was negatively effected during the quarter for our Canadian-based subsidiary due to non-deductibility in Canada of certain interest costs on U.S.-based funding during the period. We believe we have identified a funding solution that will correct this situation and be in place by the end of the fourth quarter.

Lease and loan fundings totaled $62 million in the third quarter compared to $58 million a year ago. Net interest margin was 5.44 percent in the third quarter, down slightly from 5.45 percent during the second quarter. The equipment lease and loan portfolio totaled $423 million at September 30, 2003, a $24 million or 6 percent sequential quarter increase.

Our allowance for loan and lease losses totaled $11 million, or 2.51 percent of outstanding loans and leases. Net charge-offs totaled $2 million during the third quarter of 2003 or 1.97 percent of average loans on an annualized basis, down from an annualized rate of 2.48 percent during the second quarter of 2003. Thirty-day and greater delinquencies were 1.10 percent as of September 30, 2003, compared with 0.91 percent at June 30.

Venture Capital

Irwin Ventures earned $0.1 million during the third quarter, compared with a loss of $1.7 million a year earlier. The loss in the earlier period reflected portfolio valuation adjustments. The company's investment portfolio had a $4.0 million carrying value as of September 30, 2003, unchanged from June 30. No incremental investments were made during the quarter.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. The following are examples of forward-looking statements in this release: our earnings-per-share guidance; our expectation that immediately sequential periods of extraordinary mortgage loan production and servicing value increases are unlikely; our normal expectations in connection with what we consider to be our balanced revenue model and natural hedging strategies; statements about the future value of our servicing portfolio with respect to changes in interest rates; and predictions about the future economic environment, including interest rates. Words that convey our beliefs, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) and similar expressions, are intended to identify forward-looking statements. We undertake no obligation to update publicly any of these statements in light of future events.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in and volatility of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our servicing portfolios, including short-term swings in valuation of such portfolios due to quarter-end movements in secondary market interest rates which are inherently volatile; refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan assets, including the outcome of a credit restructuring of a significant credit in our commercial finance portfolio noted above; deterioration in the carrying value of our other assets, including securities and other assets, difficulties in delivering loans to the secondary market as planned; difficulties in expanding our business or raising capital and other funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we have compensation systems tied to line of business performance; legislative or regulatory changes, including changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, or the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses; or governmental changes in monetary or fiscal policies.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q3-2003	Q3-2002	$ Change	% Change	Q2-2003
Net Interest Income	$75,633	$57,481	$18,152	31.6%	$71,961
Provision for Loan and Lease Losses	(14,778)	(15,577)	799	5.1	(13,634)
Noninterest Income	105,024	49,171	55,853	113.6	74,269
Total Net Revenues	165,879	91,075	74,804	82.1	132,596
Noninterest Expense	114,767	77,867	36,900	47.4	111,230
Income before Income Taxes	51,112	13,208	37,904	287.0	21,366
Income Taxes	19,994	5,015	14,979	298.7	8,139
Net Income	$31,118	$8,193	$22,925	279.8	$13,227

Dividends on Common Stock	$1,958	$1,873	$85	4.5	$1,957

Diluted Earnings Per Share (30,864 Weighted Average Shares Outstanding)	$1.03	$0.29	0.74	255.2	$0.45
Basic Earnings Per Share (27,949 Weighted Average Shares Outstanding)	1.11	0.30	0.81	270.0	0.47
Dividends Per Common Share	0.0700	0.0675	0.0025	3.7	0.0700
Common Stock Market Price:
High	$25.81	$20.05	$5.76	28.7	$26.50
Low	20.65	14.50	6.15	42.4	19.26

Net Charge-Offs	$8,524	$5,807	$2,717	46.8	$9,696

Performance Ratios - Quarter to Date:
Return on Average Assets	2.16%	0.79%			1.00%
Return on Average Equity	30.42%	9.89%			14.22%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$211,986	$149,612	$62,374	41.7%
Provision for Loan and Lease Losses	(37,655)	(35,409)	(2,246)	(6.3)
Noninterest Income	248,892	147,588	101,304	68.6
Total Net Revenues	423,223	261,791	161,432	61.7
Noninterest Expense	331,596	220,048	111,548	50.7
Income before Income Taxes	91,627	41,743	49,884	119.5
Income Taxes	35,505	16,113	19,392	120.4
Income before Cumulative Effect of Change in Accounting Principle	56,122	25,630	30,492	119.0
Cumulative Effect of Change in Accounting Principle, Net of Tax	0	495	(495)	(100.0)
Net Income	$56,122	$26,125	$29,997	114.8

Dividends on Common Stock	$5,863	$5,595	$268	4.8

Diluted Earnings Per Share (30,758 Weighted Average Shares Outstanding)	$1.89	$0.96	0.93	96.9
Basic Earnings Per Share (27,877 Weighted Average Shares Outstanding)	2.01	0.99	1.02	103.0
Dividends Per Common Share	0.2100	0.2025	0.0075	3.7
Common Stock Market Price:
High	$26.50	$20.66	$5.84	28.3
Low	15.95	14.40	1.55	10.8
Closing	24.30	17.00	7.30	42.9

Net Charge-Offs	$24,347	$14,379	$9,968	69.3

Performance Ratios - Year to Date:
Return on Average Assets	1.44%	0.92%
Return on Average Equity	19.61%	11.25%

	September 30,	September 30,			June 30,
	2003	2002	$ Change	% Change	2003
Loans Held for Sale	$1,020,082	$773,117	$246,965	31.9%	$1,665,983
Loans and Leases in Portfolio	3,139,335	2,785,636	353,699	12.7	3,049,405
Allowance for Loan and Lease Losses	(64,145)	(47,300)	(16,845)	(35.6)	(57,935)
Total Assets	5,059,183	4,263,915	795,268	18.7	5,530,153
Total Deposits	3,019,275	2,548,998	470,277	18.4	3,349,077
Shareholders' Equity	414,454	335,475	78,979	23.5	384,835
Shareholders' Equity available to Common Shareholders (per share)	14.81	12.04	2.77	23.0	13.76
Average Equity/Average Assets (YTD)	7.33%	8.19%			7.41%
Tier I Capital	$534,729	$429,707	$105,022	24.4	$495,090
Tier I Leverage Ratio	9.30%	10.17%			9.28%
Total Risk-based Capital Ratio	14.81%	13.46%			13.80%
Nonperforming Assets to Total Assets	0.86%	0.79%			0.73%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Mortgage Banking	Q3-2003	Q3-2002	$ Change	% Change	Q2-2003
Net Interest Income	$24,326	$10,217	$14,109	138.1%	$20,904
Provision for Loan Losses	(191)	(16)	(175)	(1093.8)	(83)
Gain on Sale of Loans	80,775	49,603	31,172	62.8	111,511
Gain (Loss) on Sale of Servicing	7	223	(216)	(96.9)	(4)
Loan Servicing Fees, Net of Amortization Expense	(7,283)	2	(7,285)	(364250.0)	(14,076)
Receovery (impairment) of Servicing Assets, Net of Hedging	14,225	(5,611)	19,836	353.5	(11,736)
Other Revenues	3,034	1,612	1,422	88.2	3,129
Total Net Revenues	114,893	56,030	58,863	105.1	109,645

Salaries, Pension, and Other Employee Expense	45,363	27,697	17,666	63.8	44,957
Other Expenses	28,847	15,177	13,670	90.1	26,916
Income Before Income Taxes	40,683	13,156	27,527	209.2	37,772
Income Taxes	15,648	5,115	10,533	205.9	14,530
Net Income	$25,035	$8,041	$16,994	211.3	$23,242

Total Mortgage Loan Originations:	$7,049,363	$3,011,673	$4,037,690	134.1	$7,237,670
Percent retail	24.90%	33.09%			26.82%
Percent wholesale	37.87%	61.23%			42.48%
Percent brokered	3.17%	5.68%			2.58%
Percent correspondent	34.06%	na			28.12%
Refinancings as a Percentage of Total Originations	72.86%	62.43%			75.07%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$61,294	$26,050	$35,244	135.3%
Provision for Loan Losses	(221)	(218)	(3)	(1.4)
Gain on Sale of Loans	283,514	123,456	160,058	129.6
Gain on Sale of Servicing	7	9,939	(9,932)	(99.9)
Loan Servicing Fees, Net of Amortization Expense	(31,839)	4,019	(35,858)	(892.2)
Receovery (impairment) of Servicing Assets, Net of Hedging	856	(5,548)	6,404	115.4
Other Revenues	8,028	4,793	3,235	67.5
Total Net Revenues	321,639	162,491	159,148	97.9

Salaries, Pension, and Other Employee Expense	131,430	72,285	59,145	81.8
Other Expenses	79,866	44,907	34,959	77.8
Income Before Income Taxes	110,343	45,299	65,044	143.6
Income Taxes	42,427	17,736	24,691	139.2
Net Income	$67,916	$27,563	$40,353	146.4

Total Mortgage Loan Originations:	$19,764,326	$6,858,229	$12,906,097	188.2
Percent retail	26.20%	34.04%
Percent wholesale	42.79%	59.70%
Percent brokered	2.82%	6.26%
Percent correspondent	28.19%	na
Refinancings as a Percentage of Total Originations	72.94%	53.19%

	September 30,	September 30,			June 30,
	2003	2002	$ Change	% Change	2003
Owned Servicing Portfolio Balance	$28,497,923	$15,226,276	$13,271,647	87.2%	$24,700,125
Weighted average interest rate	5.86%	6.88%			6.08%
Delinquency ratio (30+ days):	4.11%	5.75%			4.26%
Conventional	1.82%	1.84%			1.80%
Government	8.52%	8.79%			8.41%
Loans Held for Sale	$922,874	$709,117	$213,757	30.1	$1,542,863
Servicing Asset	$295,102	$132,539	$162,563	122.7	$194,288

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q3-2003	Q3-2002	$ Change	% Change	Q2-2003
Net Interest Income	$20,116	$17,882	$2,234	12.5%	$19,438
Provision for Loan and Lease Losses	(1,500)	(2,630)	1,130	43.0	(1,333)
Other Revenues	5,744	2,608	3,136	120.2	5,645
Total Net Revenues	24,360	17,860	6,500	36.4	23,750

Salaries, Pension, and Other Employee Expense	8,498	7,363	1,135	15.4	8,716
Other Expenses	5,818	4,765	1,053	22.1	5,250
Income Before Income Taxes	10,044	5,732	4,312	75.2	9,784
Income Taxes	4,071	2,238	1,833	81.9	3,904
Net Income	$5,973	$3,494	$2,479	71.0	$5,880

Net Charge-offs	$994	$1,452	($458)	(31.5)	$1,167
Net Interest Margin	3.82%	3.98%			3.87%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$58,582	$51,256	$7,326	14.3%
Provision for Loan and Lease Losses	(4,413)	(7,140)	2,727	38.2
Other Revenues	16,517	11,107	5,410	48.7
Total Net Revenues	70,686	55,223	15,463	28.0

Salaries, Pension, and Other Employee Expense	26,139	22,035	4,104	18.6
Other Expenses	16,048	14,568	1,480	10.2
Income Before Income Taxes	28,499	18,620	9,879	53.1
Income Taxes	11,435	7,238	4,197	58.0
Net Income	$17,064	$11,382	$5,682	49.9

Net Charge-offs	$3,107	$2,770	$337	12.2
Net Interest Margin	3.90%	4.05%

	September 30,	September 30,			June 30,
	2003	2002	$ Change	% Change	2003
Securities and Short-Term Investments	$94,603	$31,277	$63,326	202.5%	$114,102
Loans and Leases	1,968,078	1,795,316	172,762	9.6	1,900,975
Allowance for Loan and Lease Losses	(22,031)	(19,014)	(3,017)	(15.9)	(21,525)

Interest-Bearing Deposits	1,685,907	1,462,503	223,404	15.3	1,681,787
Noninterest-Bearing Deposits	266,331	211,079	55,252	26.2	247,189

Commercial Loan Delinquency Ratio (30+ days):	0.72%	0.39%			0.33%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q3-2003	Q3-2002	$ Change	% Change	Q2-2003
Residual Asset Interest Income	$4,131	$8,493	($4,362)	(51.4)%	$6,006
Net Interest Income - Unsold Loans and Other	22,524	18,614	3,910	21.0	22,216
Provision for Loan Losses	(10,728)	(9,221)	(1,507)	(16.3)	(7,970)
Trading Losses	(1,376)	(9,574)	8,198	85.6	(33,131)
Gain on Sales of Loans, Including Points and Fees	8,108	9,200	(1,092)	(11.9)	8,280
Servicing Income, net	1,694	1,821	(127)	(7.0)	1,772
Other Revenues	(335)	536	(871)	(162.5)	587
Total Net Revenues	24,018	19,869	4,149	20.9	(2,240)

Salaries, Pension, and Other Employee Expense	12,593	11,079	1,514	13.7	12,664
Other Expense	7,063	8,085	(1,022)	(12.6)	9,146
Income Before Income Taxes	4,362	705	3,657	518.7	(24,050)
Income Taxes	1,745	282	1,463	518.8	(9,620)
Net Income	$2,617	$423	$2,194	518.7	($14,430)

Loan Volume	$268,072	$290,767	($22,695)	(7.8)	$298,955
Loans Sold	217,789	189,699	28,090	14.8	242,235
Net Charge-offs (Loans Held for Investment)	5,442	2,421	3,021	124.8	5,827

	YTD-2003	YTD-2002	$ Change	% Change
Residual Asset Interest Income	$17,100	$26,561	($9,461)	(35.6)%
Net Interest Income - Unsold Loans and Other	64,189	39,136	25,053	64.0
Provision for Loan Losses	(23,578)	(21,681)	(1,897)	(8.7)
Trading Losses	(52,296)	(22,634)	(29,662)	(131.1)
Gain on Sales of Loans, Including Points and Fees	18,358	17,284	1,074	6.2
Servicing Income, net	4,238	5,589	(1,351)	(24.2)
Other Revenues	317	941	(624)	(66.3)
Total Net Revenues	28,328	45,196	(16,868)	(37.3)

Salaries, Pension, and Other Employee Expense	38,318	33,706	4,612	13.7
Other Expense	25,528	23,187	2,341	10.1
Income Before Income Taxes	(35,518)	(11,697)	(23,821)	(203.7)
Income Taxes	(14,207)	(4,679)	(9,528)	(203.6)
Net Income	($21,311)	($7,018)	($14,293)	(203.7)

Loan Volume	$845,577	$805,230	$40,347	5.0
Loans Sold	546,091	370,480	175,611	47.4
Net Charge-offs (Loans Held for Investment)	14,636	7,476	7,160	95.8

	September 30,	September 30,			June 30,
	2003	2002	$ Change	% Change	2003
Home Equity Loans Held for Sale	$94,280	$64,000	$30,280	na %	$118,659
Home Equity Loans Held for Investment	728,220	655,966	72,254	11.0	727,064
Allowance for Loan and Lease Losses	(30,370)	(20,400)	(9,970)	(48.9)	(25,084)
Residual Asset	78,208	168,119	(89,911)	(53.5)	92,847
Servicing Asset	29,097	21,533	7,564	35.1	27,540
Managed Portfolio	1,539,623	2,018,633	(479,010)	(23.7)	1,698,876
Delinquency Ratio (30+ days)	6.19%	5.01%			5.68%
Managed Portfolio, including credit risk sold	$2,548,600	$2,489,240	$59,360	2.4	$2,578,911
Delinquency Ratio (30+ days)	4.74%	4.68%			4.60%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q3-2003	Q3-2002	$ Change	% Change	Q2-2003
Net Interest Income	$5,685	$3,838	$1,847	48.1%	$5,398
Provision for Loan and Lease Losses	(2,388)	(3,804)	1,416	37.2	(4,069)
Other Revenues	1,181	1,631	(450)	(27.6)	2,663
Total Net Revenues	4,478	1,665	2,813	168.9	3,992

Salaries, Pension, and Other Employee Expense	2,808	2,373	435	18.3	2,852
Other Expenses	1,021	538	483	89.8	1,202
Income (Loss) Before Income Taxes and Minority Interest	649	(1,246)	1,895	152.1	(62)
Income Taxes	603	(583)	1,186	203.4	(63)
Net Income (Loss)	$46	($663)	$709	106.9	$1

Net Charge-Offs	$2,034	$1,938	$96	5.0	$2,659
Net Interest Margin	5.44%	4.91%			5.45%
Total Fundings of Loans and Leases	$61,679	$58,399	$3,280	5.6	$66,300

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$15,890	$10,957	$4,933	45.0%
Provision for Loan and Lease Losses	(9,321)	(6,519)	(2,802)	(43.0)
Other Revenues	4,678	3,260	1,418	43.5
Total Net Revenues	11,247	7,698	3,549	46.1

Salaries, Pension, and Other Employee Expense	8,266	6,665	1,601	24.0
Other Expenses	2,945	2,135	810	37.9
Income (Loss) Before Income Taxes and Minority Interest	36	(1,102)	1,138	103.3
Income Taxes	251	(452)	703	155.5
Loss Before Cumulative Effect of Change in Accounting Principle	(215)	(650)	435	66.9
Cumulative Effect of Change in Accounting Principle	0	495	(495)	(100.0)
Net Income (Loss)	($215)	($155)	($60)	(38.7)

Net Charge-Offs	$6,505	$4,067	$2,438	59.9
Net Interest Margin	5.45%	5.07%
Total Fundings of Loans and Leases	$185,588	$144,297	$41,291	28.6

	September 30,	September 30,			June 30,
	2003	2002	$ Change	% Change	2003
Investment in Loans and Leases	$422,932	$318,251	$104,681	32.9	$399,358
Allowance for Loan and Lease Losses	(10,635)	(7,050)	(3,585)	(50.9)	(10,325)
Weighted Average Yield	9.72%	10.44%			9.90%
Delinquency ratio (30+ days)	1.10%	1.06%			0.91%

Venture Capital	Q3-2003	Q3-2002	$ Change	% Change	Q2-2003
Net Interest Income	($2)	$11	($13)	(118.2)%	$2
Mark to Market Adjustment on Investments	0	(2,851)	2,851	100.0	(162)
Other Revenues	444	116	328	282.8	(68)
Total Net Revenues	442	(2,724)	3,166	116.2	(228)

Operating Expenses	329	63	266	422.2	4
Income (Loss) Before Income Taxes	113	(2,787)	2,900	104.1	(232)
Income Tax Expense (Benefit)	48	(1,115)	1,163	104.3	(96)
Net Income (Loss)	$65	($1,672)	1,737	103.9	($136)

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$7	$33	(26)	(78.8)%
Mark to Market Adjustment on Investments	(2,421)	(4,316)	1,895	43.9
Other Revenues	523	426	97	22.8
Total Net Revenues	(1,891)	(3,857)	1,966	51.0

Operating Expenses	440	363	77	21.2
Income (Loss) Before Income Taxes	(2,331)	(4,220)	1,889	44.8
Income Tax Expense (Benefit)	(932)	(1,688)	756	44.8
Net Income (Loss)	($1,399)	($2,532)	1,133	44.7

	September 30,	September 30,			June 30,
	2003	2002	$ Change	% Change	2003
Investment in Portfolio Companies (cost)	$14,571	$11,865	2,706	22.8	$14,571
Mark to Market Adjustment	(10,543)	(8,252)	(2,291)	(27.8)	(10,543)
Carrying Value - Portfolio Companies	$4,028	$3,613	$415	11.5	$4,028